AGREEMENT FOR PURCHASE AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (the “Agreement”), dated effective as of April 1, 2016 (the “Effective Date”), is by and among Labor SMART, INC., a Nevada corporation whose mailing address is 3270 Florence Road, Suite 200, Powder Springs, Georgia 30127 (“Seller”) and THE STAFFING GROUP, LTD., a Nevada corporation whose mailing address is 125 Townpark Drive, Suite 300, Kennesaw Ga 30144, or its assigns (“Buyer”); and Ryan Schadel, whose home address is 2815 Aquitania Lane, Cumming, Georgia 30040 (“Schadel”).

BACKGROUND INFORMATION

Seller is engaged in the business of providing on-demand temporary personnel and labor to small and large businesses in a variety of industries, including, without limitation, construction, manufacturing, production, hospitality, events, restoration, warehousing, retail, demolition and landscaping (collectively, the “Business”). Buyer desires to purchase only certain assets from Seller (the assets to be acquired being hereinafter referred to as the “Purchased Assets”). Seller is willing to sell the Purchased Assets to Buyer, but only upon the terms and conditions hereinafter set forth. Accordingly, in consideration of the mutual agreements contained in this Agreement, Seller, Buyer and Schadel hereby agree as follows.

OPERATIVE PROVISIONS

1.                  Agreement to Sell and Purchase. Seller operates its business from approximately seventeen (17) branch offices located throughout the United States. Buyer is only interested in acquiring the branch offices located at the addresses set forth in Schedule 1 attached hereto (the “Branch Offices”). Subject to the terms and conditions of this Agreement, at the closing referred to in Section 2 hereof, Buyer shall acquire the Purchased Assets. The Purchased Assets shall include only the following assets of Seller:

a.                   Customer Lists. All right, title and interest of Seller in and to the customer lists for each of the Branch Offices, the telephone and facsimile numbers for each of the Branch Offices, the trade secrets and other proprietary information of such Branch Offices (excluding all tradenames, trademarks, service marks, and open accounts receivable (and all applications therefor)) owned by Seller or used in or necessary for the operation of the Business and any other assets listed on Schedule 1(a) hereto (collectively, the “Proprietary Rights”);

b.                  Leases and Contracts. All right, title and interest of Seller in and to certain leases for real or personal property, contracts (expressly including unfilled purchase and sale orders, and all rights under any non-competition, non-solicitation or non-disclosure agreement or other arrangement in favor of Seller), commitments, arrangements or understandings, written or oral, pertaining to the operation of the Business at the Branch Offices excluding open accounts receivable of Seller, listed or described on Schedule 1(b) hereto (collectively, the “Contracts”);

c.                   Fixed Assets. All vans, vehicles, equipment, furniture, fixtures, computer hardware, computer software and all other tangible personal property of every kind and nature owned by Seller or used in or necessary for the operation of the Business at the Branch Offices, including, but not limited to, those assets listed on Schedule 1(c) hereto (collectively, the “Fixed Assets”) but specifically excluding open accounts receivable of Seller; and

d.                  Business Records. All files, correspondence, invoices and other business records used in or necessary for the operation of the Business at the Branch Offices, including, but not limited to, price lists, sales records, sales correspondence, credit records, purchase orders and sales orders.

2.                  Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at a time, date and place as the parties hereto may mutually agree but shall be no later than April 1, 2016. The Closing may take place remotely, by exchange of documents and signatures by email and overnight mail, as counsel to the parties may agree. At the Closing, Seller shall deliver to Buyer such conveyances, bills of sale, assignments, agreements and other documents, in form and substance satisfactory to Buyer’s counsel, as may be reasonably requested by Buyer’s counsel to effect the sale and transfer of the Purchased Assets and to consummate the transactions contemplated by this Agreement and shall make such other deliveries specified in or contemplated by this Agreement. When all such deliveries have been completed, Buyer shall deliver to Seller wired funds in accordance with Section 3 hereof.

3.	Purchase Price and Payment. The purchase price to be paid by Buyer to Seller in exchange for Buyer’s acquisition of the Purchased Assets shall equal Two Million Nine Hundred Fifteen Thousand Dollars ($2,915,000.00) (the “Purchase Price”) and shall be paid as follows: (a) Eight Hundred Ninety Thougsand Hundred Eighty Nine Dollars ($890,889.00) in cash and (b) Six Hundred Thousand shares of Buyers Common Stock (600,000) at a cost basis of $1.80 per share, and (c) a Promissory Note in favor of Seller (the “Note”) on the Closing date in the amount of Seven Hundred Fifty Five Thousand Dollars ($755,000) and (d) payoff of Seller’s debt to Mantis Fund, LLC in the amount of Twenty Nine Thousand One Hundred Eleven Dollars($29,111.00) and (e) pay on behalf of Seller an amount of One Hundred Sixty Thousand Dollars ($160,000) to the Internal Revenue Service. The parties have agreed to allocate the Purchase Price in the manner set forth on Schedule 3 attached hereto (the “Asset Purchase Price Allocation”).

4.               No Assumption of Liabilities. Buyer shall not assume or be responsible for any liability or obligation of Seller, except for those related to certain leases for real or personal property as contemplated in 1(b).

5.               Representations and Warranties by Seller and Schadel. To induce Buyer to enter into this Agreement, Seller and Schadel, jointly and severally, represent and warrant as follows:

a.                   Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, operate and lease its properties and to carry on the Business as now being conducted. Seller has the power to sell, assign, transfer, convey and deliver the Purchased Assets as contemplated by this Agreement.

b.                  Authorization. The execution, delivery and performance of this Agreement by Seller and its consummation of the transactions contemplated hereby have been duly authorized by Seller and Schadel, which authorization and approval constitute all authorization necessary on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller and Schadel, enforceable in accordance with its terms.

c. Contracts. In connection with its operations of the Branch Offices, Seller does not have any Contracts, except those listed and described in Schedule 1(b), all of which were made in the usual and ordinary course of business. Seller has delivered to Buyer correct and complete copies of all of the Contracts that are in written form, and Schedule 1(b) contains a correct and complete description of any Contracts that are not in written form. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all material obligations under the Contracts. There has not occurred any material breach or default, or any event which with the lapse of time or the election of any person, or both, will become a material breach or default, under any Contract, and all Contracts are legal, valid and binding and in full force and effect. Seller has no unfilled customer sales orders for the Branch Offices, other than those set forth on Schedule 1(b).

d.                  Financial Statements. Seller has delivered to Buyer its unaudited statement of operations for each of the Branch Offices for the fiscal years ending December 31, 2015, copies of which are attached hereto as Schedule 5(d). Such financial statements fairly present the results of operations of the Branch Offices of Seller, all in accordance with generally accepted accounting principles, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).

e.                   Pricing and Operating Information. Seller has delivered to Buyer certain financial and operating information concerning the Business at the Branch Offices, including, but not limited to, its standard costs for providing its services, copies of which are attached hereto as Schedule 5(f). Current average selling prices for its services, together with a gross profit schedule detailing sales and overhead expenses, realized by Seller within its fiscal year ending December 31, 2015, with such results having been allocated as accurately as practicable on the basis of currently available information, are attached hereto as Schedule 5(f). Such pricing and operating information is, to the best knowledge of Seller and Schadel, correct and complete in all material respects.

f.                   No Material Change in Business. Since December 31, 2015, the Business at the Branch Offices has been operated in the ordinary course and there has been no material adverse change in, or event or state of facts which has affected or may affect, materially and adversely, the condition (financial or otherwise) of the assets, liabilities, earnings or operations of the Business at the Branch Offices.

g.                   Infringement. Seller is the sole and exclusive owner of, and has the sole exclusive right to use, all Proprietary Rights used in or necessary for the operation of the Business at the Branch Offices, all of which are listed on Schedule 1(a) hereto. The Proprietary Rights are valid and enforceable. None of the Proprietary Rights nor the operation of the Business infringes upon the proprietary rights of others, and no claims of such infringement have been made or are pending, and there is no basis for any such claims.

h.                  Customers. Set forth on Schedule 5(l) hereto is a complete customer list, showing past and current customers of Seller at the Branch Offices, the dollar volume of business done with each customer for the fiscal year ending December 31, 2015, and the name and contact information for the person with whom Seller did business with for each of the customers.

i.                    Employees. Set forth on Schedule 5(m) is a complete list of each employee at the Branch Offices during 2014 and 2015, together with such employee’s (i) name, (ii) job title, (iii) date of commencement of employment or engagement, (iv) current compensation paid or payable and any change in compensation since January 1, 2016, (v) sick or vacation leave that is accrued but unused; and (vi) whether or not such employee is party to a non-competition, non-solicitation or non-disclosure agreement or arrangement. Each employee of each Branch Office is a citizen of the United States or is otherwise authorized to work in the United States.

j.                    Absence of Undisclosed Operations Liabilities. Except as set forth on Schedule 5(n), Seller has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would impact the operation of the Branch Offices, and neither Seller nor Schadel knows or has any reason to know of any basis for the assertion of any such liability or obligation.

k.                  Disclosure. Neither this Agreement, nor any other document, certificate or statement furnished to Buyer by or on behalf of Seller or Schadel in connection with the transactions contemplated hereby, within the actual knowledge of Seller or Schadel, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or in the future may (so far as Seller or Schadel can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of Seller which has not been set forth herein or in a schedule or statement furnished to Buyer.

6.                  Further Assurances. Seller and Schadel agree that, at any time and from time to time after the Closing Date, they will execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer, or its assignee, title to the Purchased Assets to be transferred, assigned and conveyed hereunder. Following the Closing Date, Seller will provide without charge such explanations, descriptions and general information as Buyer may reasonably request with respect to the Purchased Assets.

7.                  Access to Books and Records; Future Litigation. Without the written consent of Buyer, on the one hand, or Seller and Schadel, on the other hand, for a period of five (5) years from the Closing Date, Seller or Buyer, respectively, will not destroy or otherwise dispose of any records relating to the Purchased Assets without first advising the other party(ies) hereto and offering to surrender them to such other party(ies), and Buyer, Seller and Schadel shall each have reasonable access to such records during normal business hours for any proper purpose.

8.                  Covenant Not to Compete. Seller and each of its affiliates agree that, without written consent from Buyer, for a period of five (5) years after the Closing, neither it nor any of its affiliates will, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation, or control of, or become associated as an employee, director, manager, officer, advisor, agent, consultant, principal, partner, shareholder, member, independent contractor with or lender to, any person or entity engaged in or aiding others to engage in the Business located or operating anywhere within a forty (40) mile radius of any Branch Office. The parties hereto specifically acknowledge and agree that this covenant shall be construed as an agreement independent of any other provision herein and further agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that any portion of the covenants contained in this Section 8 or in Section 9 are held by a court of law to be unenforceable with respect either to its duration, geographical area, customer base or employee base, for whatever reason, it shall be considered divisible both as to time, geographical area, customer base and employee base, so that each month of the specified period shall be deemed a separate period of time, each state within the defined area a separate geographical area, and each employee and customer a separate person, resulting in an intended requirement that the longest lesser period of time, largest lesser geographical area and largest lesser customer and employee base found by such court to be a reasonable restriction shall remain an effective restrictive covenant, specifically enforceable against Seller.

9.                  Prohibited Activities. Seller developed trade secrets and other confidential information which Seller is selling to Buyer. Seller acknowledges that such trade secrets and other confidential information have been and will be of central importance to the business of Buyer and that disclosure of it to, or its use by, others could cause substantial loss to Buyer. Seller also recognizes that Buyer acquired

Seller’s goodwill at the Branch Offices and that there is a danger that this goodwill, a proprietary asset of Buyer, could be damaged by Seller. Accordingly, Seller agrees as follows:

a.                   Non-Solicitation of Customers and Employees. Seller and each of its affiliates will not, at any time during the five (5) year period following the Closing Date (i) solicit for employment, employ or be involved with the employment of any person who, at the time of such solicitation or employment, is employed, or was employed within the preceding twelve (12) months, by Buyer or any affiliate thereof at any of the Branch Offices; (ii) whether for its own account or for the account of any other person, solicit, divert or endeavor to entice away from Buyer or any affiliate thereof, or otherwise engage in any activity intended to terminate, disrupt or interfere with, Buyer’s or any of its affiliate’s relationships with clients at the Branch Offices or otherwise adversely affect Buyer’s or any of its affiliate’s relationships with clients at the Branch Offices or other business relationships of Buyer or any affiliate thereof at the Branch Offices; or (iii) publish or make any statement critical of Buyer, or its affiliates, or any of their respective employees, agents, consultants, owners or shareholders, or in any way adversely affect or otherwise malign the business or reputation of any of the foregoing persons.

b.                  Unauthorized Disclosure. Seller agrees that it will keep Buyer’s trade secrets and other confidential information confidential and will not disclose or furnish to any other person or, directly or indirectly, use for its own account or the account of any other person, any trade secrets and other confidential information, no matter from where or in what manner it may have acquired such trade secrets and other confidential information, and Seller shall retain all such trade secrets and other confidential information in trust for the benefit of Buyer. This confidentiality covenant has no geographical or territorial restriction.

10.	Deliverables.

a.                   Bill of Sale. At the Closing and upon receipt of wired funds, Seller shall deliver or caused to be delivered to Buyer a Bill of Sale and Assignment in the form attached hereto as Schedule 11(a), pursuant to which Seller has transferred and assigned the Purchased Assets, duly executed by Seller.

b.                  Assignment of Leases or Subleases. At the Closing, Seller shall deliver or caused to be delivered to Buyer an assignment, agreement or other documentation, acceptable to Buyer in its sole and absolute discretion, granting Buyer the option to lease or sublease the Branch Offices.

11.	Indemnification.

a.                   General Indemnification. Subject to the terms and conditions of Section 12(b) below, Seller and Schadel, jointly and severally, shall indemnify, defend and hold Buyer (and any successor in interest) harmless against and in respect of all actions, suits, losses, liabilities, damages, deficiencies, claims, demands, costs and expenses (including attorneys’ fees and costs of investigation) which may arise after the Closing out of (i) the failure of any representation or warranty of Seller or Schadel contained in this Agreement or any document related to the transactions contemplated by this Agreement to be true and correct when made or deemed made under the terms hereof; (ii) the breach of any covenant or agreement of Seller or Schadel contained in this Agreement or any document related to the transactions contemplated by this Agreement; (iii) any asset not included in the Purchased Assets; (iv) any liability of Seller or Schadel; or (v) any claim, liability or obligation based upon, resulting from, relating to or arising out of the Business, operations, properties, assets or obligations of Seller conducted, existing or arising on or prior to the Closing Date. Interest on any indemnification payment shall accrue at an annual rate of twelve percent (12%) from the date such loss, liability, damage or expense is paid by Buyer to the date of its satisfaction by the indemnifying party. The indemnification provided for in this Section 12 is in addition to any other right, remedy or power herein specifically granted and now or hereafter existing in equity, at law, by virtue of statute, by agreement or otherwise.

b.                  Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action or occurrence of any other event which involves any matter or related series of matters against which Buyer is indemnified by Seller and Schadel (each a “Claim”):

1.                  Within thirty (30) days (or such longer period as shall not materially prejudice the rights of Seller and Schadel) after any of Buyer’s executive officers first receives a written document presenting a Claim, or, if such Claim does not involve a third party Claim, after any of Buyer’s executive officers first has actual knowledge of such Claim, Buyer shall give notice to Seller and Schadel of such Claim, stating in reasonable detail the amount involved, if known, together with a copy of any written documentation furnished to Buyer.

2.                  If the Claim involves a third party Claim, then Seller and Schadel shall have the right, at their expense and ultimate liability, regardless of the outcome, to engage counsel of their choice (subject to the right of Buyer to review each such choice and, if dissatisfied for substantive reasons, to require Seller and Schadel to seek alternative counsel), to litigate, defend, settle or otherwise attempt to resolve such Claim, except that Buyer may fully participate, at Buyer’s own cost, in such defense, settlement or other resolution. Buyer, Seller and Schadel will fully cooperate with each other and their respective counsel, as applicable, in connection with any such litigation, defense, settlement or other resolution.

12.              Survival of Warranties. All representations and warranties in this Agreement shall survive for a period of three (3) years following the Closing Date, notwithstanding any investigation by or on behalf of any party.

13. Brokerage Fees. Neither Seller, Schadel nor Buyer retained a broker in connection with the sale of the Purchased Assets to Buyer. Seller and Schadel will indemnify and hold Buyer harmless from any claim made by a broker claiming that it is owed a commission from Buyer as a result of the transactions contemplated by this Agreement.

13.	Miscellaneous.

a. Correspondence. Seller authorizes and empowers Buyer after the Closing: (i) to open all mail and other communications addressed to the Business which are received by Buyer and (ii) to deal with the contents of such communications in a proper manner. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller pertaining to the operations of the Business after the Closing Date or the Purchased Assets and any monies, checks or other instruments of payment to which Buyer is entitled. Buyer will promptly deliver to Seller the original of any mail or other communication received by Buyer pertaining to the operation of the Business prior to the Closing Date and any monies, checks or other instruments of payment to which Seller is entitled. Buyer will empower employees of the Branch Offices to assist Seller, where necessary, in collection of Seller’s open receivables and remittance to Seller of any funds received by Buyer for Seller’s open receivables. Additionally, Buyer will assist Seller in retaining documentation as needed from the Branch Offices for Seller’s record keeping obligations, limited to documentation and records created prior to the Closing date.

b. Assignability. Seller and Schadel may not assign this Agreement nor may they assign any rights that they have to amounts due under this Agreement or any other agreement referenced herein. Conversely, this Agreement shall be assignable by Buyer without the prior written consent of Seller or Schadel, including, without limitation, any and all restrictive covenants contained herein. Seller and Schadel acknowledge and expressly agree that all aspects of this Agreement may be assigned by Buyer without its or his consent, and Seller and Schadel agree to be bound by the terms of this Agreement, including, but not limited to, the restrictive covenants contained herein on non-competition. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of Buyer, including any successor or assign to all or substantially all of the business and/or assets of Buyer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise.

c. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing (including facsimile transmission or similar writing) addressed:

If to Buyer to:

The address set forth for Buyer in the preamble to this Agreement.

If to Seller or Schadel to:

The address set forth for Seller or Schadel in the preamble to this Agreement.

Each notice, request, demand or other communication shall be effective and deemed to have been received (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and confirmation is received, (ii) if given by mail, the earlier of actual receipt or seventy-two (72) hours after such communication is deposited in the mails with registered first class postage prepaid, addressed as aforesaid, (iii) if given by an overnight courier service of national recognition, the business day following the business day of deposit with such service, together with a proper airbill affixed, addressed as aforesaid and shipping charges prepaid or prearranged, or (iv) if given by any other means, when delivered to the aforesaid address. Either party may change the address to which notices are to be delivered to it by giving written notice of such other address to the other party.

d. Severability; Amendments; Captions. The invalidity or unenforceability of any provision herein shall not offset the validity or enforceability of any other provision hereof. This Agreement shall not be modified, amended or terminated except by written agreement of both parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof.

e. Application of Georgia Law; Venue. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of

Georgia. Venue for any legal action which may be brought thereunder shall be deemed to lie in Atlanta, Georgia.

f. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g. Legal Fees. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

h. Jurisdiction. Seller and Schadel irrevocably (i) submit to the exclusive jurisdiction of  the state and federal courts within Atlanta, Georgia for the purpose of any suit, action, or other proceeding arising out of this Agreement or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (ii) agree that all claims in respect of any Proceeding shall only be heard and determined in any such court, (iii) waive, to the fullest extent permitted by law, any  right to challenge the jurisdiction of any such court or from any legal process therein, (iv) agree not to commence any Proceeding other than in such courts, and (v) waive, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

i. Definition. The term “affiliate”, when used in this Agreement means, as to any specified person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such specified person and, if such other person is an individual, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse or sibling.

[Signature page to follow]

This Agreement has been executed by the parties hereto the day and year first above written.

SELLER:

Labor Smart, inc.

/s/

By: Ryan Schadel

Its: President and Chairman

BUYER:

THE STAFFING GROUP, LTD.

/s/

By: Kimberly Thompson

Its: Chief Executive Officer

Schadel:

/s/

Ryan Schadel, in his

individual capacity

[Signature page to Agreement for Purchase and Sale of Assets]